Exhibit 10.12

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of [●], 2026 (the “Effective Date”), is entered into by and between Lincoln International, Inc., a Delaware corporation (“PubCo”), Lincoln International LLC (“OpCo”) (together with PubCo, the “Company”) and Robert Brown (the “Executive”).
WHEREAS, the Company desires to employ the Executive and the Company and the Executive desire to enter into an agreement embodying the terms of such employment, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.    Employment Period. Effective upon the Effective Date, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and continuing through the seventh anniversary thereof (the “Employment Period”). Notwithstanding the foregoing, the Executive’s employment with the Company is and shall continue on an “at will” basis, subject to the provisions of Section 4.
2.    Terms of Employment.
(a) Position and Duties.
(i) Role and Responsibilities. During the Employment Period, the Executive shall serve as the Company’s Chief Executive Officer and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Company’s Board of Directors (the “Board”). At the Company’s request, the Executive shall serve the Company and/or its subsidiaries or affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. If the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, if the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b), shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.
(ii) Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, (C) manage the Executive’s personal investments, and (D) engage in any of the activities as set forth on Exhibit A, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board.
(iii) Principal Location. During the Employment Period, the Executive generally shall perform the services required by this Agreement at the Company’s offices located in Chicago, Illinois (the “Principal Location”), provided, however, that the parties acknowledge and agree that the Executive may be required to travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(b) Compensation, Benefits, Etc.
(i) Base Salary. Effective as of the Effective Date and during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $500,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Board (or a subcommittee thereof) shall review the Executive’s Base Salary at least annually and shall consider, among other things, increases based on the Executive’s performance and the compensation of chief executive officers at peer companies, which Base Salary may be further increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii) Annual Bonus Award. For each calendar year ending during the Employment Period beginning with calendar year 2026, the Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) consisting of (1) a cash performance bonus (an “Annual Cash Bonus”) under the Company’s bonus plan or program applicable to senior executives for such year and (2) an equity-based compensation award (an “Annual Equity Award”) under PubCo’s 2026 Incentive Award Plan, as amended from time to time, or any successor plan thereto (the “PubCo Plan”), as determined by the Board (or a subcommittee thereof), from time to time. Unless otherwise agreed to by the Company and Executive, the Annual Cash Bonus will comprise approximately sixty-five percent (65%) of the amount of the Annual Bonus earned for an applicable year and the Annual Equity Award will comprise the remaining approximately thirty-five percent (35%) of the Annual Bonus earned for an applicable year (calculated based on the grant date fair value of such Annual Equity Award). The Board or such subcommittee shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions (including vesting, exercise and settlement) applicable to any such Annual Equity Award, taking into account the Executive’s and the Company’s performance; provided, however, that such terms and conditions (including vesting, exercise and settlement) shall be reasonably consistent with those applicable to other senior executives of the Company. Any such Annual Equity Award shall be evidenced by a separate award agreement in a form prescribed by the Company, to be entered into by PubCo and the Executive; provided that the vesting provisions set forth in Section 4(b)(ii) of this Agreement shall override any contrary terms in such award agreements. The actual amount of any Annual Bonus earned for an applicable year shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof). The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned. Except as provided in Section 4(c), payment of the Annual Cash Bonus and grant of the Annual Equity Award shall be subject to the Executive’s continued employment through the payment or grant date, as applicable.
(iii) Initial Equity Grant. In recognition of the Executive’s transition from the partnership structure of Lincoln International, LP and to align the Executive’s interests with those of the Company as a public company, on or as soon as practicable following the Effective Date (but in no event later than thirty (30) days thereafter), PubCo shall grant the Executive an initial equity award of restricted stock units under the PubCo Plan that has a target grant value of seven million dollars ($7.0 million) (the “Initial Equity Award”). The number of restricted stock units subject to the Initial Equity Award will be determined by dividing the target grant value by the initial price per share established in connection with the Company’s initial public offering. The Initial Equity Award shall vest over 4 (four) years with 50% vesting on the third (3rd) anniversary of the Effective Date and the remaining 50% on the fourth (4th) anniversary of the Effective Date, subject to the Executive’s continued employment through each such vesting date, except as otherwise provided in Section 4(b)(ii). The Initial Equity Award shall be evidenced by a separate award agreement in a form prescribed by the Company, which agreement shall be consistent with the terms of this Agreement, including without limitation the vesting provisions set forth in Section 4(b)(ii).
(iv) Registration of Shares. No later than ten (10) days following the Effective Date, the Company shall, at its expense, cause the shares of PubCo Class A common stock issuable in respect of the Initial Equity Award and any other equity awards granted to the Executive hereunder to be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law. The Company shall thereafter use commercially reasonable efforts to maintain the effectiveness of such registration and qualification for so long as the Executive holds any portion of such awards, or until such earlier date as such awards and shares of Pubco Class A common stock, as applicable, may otherwise be freely sold under applicable law.

(v) Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to employees of the Company; provided, however, for all international business travel, the Executive shall be entitled to travel business class or equivalent at the Company’s expense.
(vii) Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide to its senior executive officers.
(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executive officers, as in effect from time to time.
(ix) Legal Fees. The Company shall reimburse the Executive (or, at the Executive’s election, pay directly to the Executive’s attorneys) for the Executive’s reasonable and documented out-of-pocket legal fees and expenses incurred in connection with the negotiation and finalization of this Agreement; provided, however, that such fees and expenses shall not exceed $50,000 in the aggregate.
(x) Board Seat. The Company shall take all actions in its control necessary to cause the Executive to be appointed to the Board as of the Effective Date and to be nominated by the Board for election to the Board at each annual meeting of the Company’s stockholders during the Employment Period; provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. The failure of the Company to appoint or nominate the Executive to the Board as required by this Section 2(b)(x) shall constitute Good Reason under Section 10(h) of this Agreement other than if (i) the Board has undertaken steps to make a formal determination that any of the events constituting Cause have occurred pursuant to Section 9(c) of this Agreement, (ii) the Executive has issued a Notice of Termination or (iii) during any period in which the Executive is subject to a Disability.
3.    Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. In the event of a termination without Cause, the Company must provide the Executive one hundred eighty (180) days prior written notice thereof. Provided, however, that the Board shall have the right to relieve the Executive, in whole or in part, of the Executive’s duties under this Agreement or to accelerate the date of termination; provided that if the Company accelerates the date of termination, the Company shall (a) provide Executive written notice of such acceleration at least thirty (30) days before the acceleration occurs and (b) pay the Executive a lump sum payment in an amount equal to the pro rata portion of the Executive’s Base Salary for the period by which the one hundred eighty (180) day notice period was shortened.
(c) Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.
(d) Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 12(b). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e) Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its Affiliates (and all copies thereof) and all other property of the Company or its Affiliates that the Executive has in the Executive’s possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an Affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its Affiliates and any information received from the Company or any of its Affiliates regarding third parties.
4.    Obligations of the Company upon Termination.
(a) Accrued Obligations; Equity Awards.
(i) If the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (A) any earned but unpaid Base Salary and accrued vacation time, (B) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(vi), and (C) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (A) and (B) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (C) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(ii) Each outstanding equity or equity-based award granted to the Executive by PubCo that is outstanding and, if applicable, unexercised as of the Date of Termination shall be governed by the applicable award agreement evidencing such award.
(b) Qualifying Termination. Subject to Sections 4(d), 4(f) and 12(d), and the Executive’s continued compliance with the provisions of Section 7, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:
(i) Cash Severance. The Company shall pay the Executive the “Severance”, which is defined and will be calculated by the Company as follows: (1) the sum of the Executive’s Base Salary and Annual Cash Bonus earned with respect to each of the last three consecutive completed calendar years immediately preceding the Date of Termination (or during such shorter actual time of employment, as applicable); (2) calculate the average of the three twelve-month periods (or such shorter actual time of employment, as applicable) identified in step one to arrive at the “Average Annual Cash Compensation”; and (3) multiply by three (3x) the Average Annual Cash Compensation to arrive at the total gross amount of Severance. The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the twenty-four (24)-month period following the Date of Termination, but shall commence on the first normal payroll date following the 60th day following the Date of Termination, and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.
(ii) Equity Awards. Each outstanding time-based vesting equity or equity-based award (including the Initial Equity Award) granted to the Executive by PubCo that is outstanding and, if applicable, unexercised as of the Date of Termination, shall continue to vest according to its terms as if no Qualifying Termination had occurred. The provisions of this Section 4(b)(ii) shall override any contrary terms in individual award agreements evidencing such awards.
(iii) Pro-Rated Bonus. The Company shall pay the Executive, in a single lump sum cash payment within 60 days following the Date of Termination, an amount equal to a pro rata portion of the Executive’s Annual Cash Bonus for the partial calendar year in which the Date of Termination occurs (prorated based on the number of days in the calendar year in which the Date of Termination occurs, through the Date of Termination). For purposes of this Section 4(b)(iii), the Annual Cash Bonus shall be deemed to be the average of the Executive’s annual cash bonus earned during each of the three consecutive completed calendar years immediately preceding the Date of Termination.
(iv)  COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the second anniversary thereof.
(c) Death or Disability. If the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, then the Executive (or the Executive’s estate) shall receive the Accrued Obligations, and, subject to Section 4(d), shall be eligible to receive (i) an amount equal to a pro rata portion of the Executive’s Annual Bonus for the partial calendar year in which the Date of Termination occurs, based on the actual achievement of applicable performance goals as determined by the Board (or a subcommittee thereof) (prorated based on the number of days in the calendar year in which the Date of Termination occurs, through the Date of Termination), payable as provided in Section 2(b)(ii), and (ii) (1) in the case of the Executive’s death, immediate acceleration and full vesting of all outstanding time-based vesting equity or equity-based awards (including the Initial Equity Award) granted to the Executive by PubCo, which awards shall become fully exercisable or non-forfeitable as of the Date of Termination and (2) in the case of the Executive’s Disability, the continued vesting of all outstanding time-based vesting equity or equity-based awards (including the Initial Equity Award) granted to the Executive by PubCo as if such Disability had not occurred, which awards shall become non-forfeitable as of the Date of Termination. The provisions of this Section 4(c) shall override any contrary terms in individual award agreements evidencing such awards.

(d) Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s (or the Executive’s estate’s) right to receive the amounts provided for in Section 4(b) or 4(c) that the Executive (or the Executive’s estate, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit B (the “Release”) and the Release becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the Date of Termination.
(e) Other Terminations. Except as otherwise set forth in a written agreement by and between the Executive and the Company, if the Executive’s employment is terminated for any reason not described in Section 4(b) or 4(c), the Company will pay the Executive only the Accrued Obligations.
(f) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(g) Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.    Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.    Excess Parachute Payments; Limitation on Payments.
(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, if any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If the Total Payments are so reduced, the Company shall reduce or eliminate the Total Payments (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash (other than that portion of the Total Payments subject to clause (C)), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C)) and (C) then by reducing or eliminating the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
7.    Restrictive Covenants. The Executive and the Company agree that the Executive shall remain bound by the provisions of that certain Proprietary Interests Protection Agreement that Executive executed on February 23, 2026 (the “PIPA”), which is incorporated herein by reference and attached hereto as Exhibit C. However, in consideration of the Executive’s continued employment with the Company and the Company’s agreement to compensate the Executive on the terms set forth in Section 2(b), the Executive and the Company agree that the PIPA is hereby amended to reflect the following:
(a)    Executive shall be bound by the obligations in Sections 6, 7, and 8 of the PIPA during his employment with the Company and for a period of twenty-four (24) months thereafter; provided, however, that if the Company materially breaches this Agreement, the Executive’s obligations under Sections 6, 7, and 8 of the PIPA (as amended hereby) shall immediately terminate and become unenforceable.
For the avoidance of doubt, except as specifically amended by Sections 7(a) herein, all other provisions of the PIPA shall remain in full force and effect.
8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
9.    Successors.
(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
10.    Certain Definitions.
(a) “Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.
(b) “Board” means the Board of Directors of PubCo.
(c) “Cause” means the occurrence of any one or more of the following events, provided that the determination of Cause shall require the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive) at a meeting of the Board held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with Executive’s counsel, to be heard before the Board):
(i) the Executive’s willful failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive’s issuance of a Notice of Termination for Good Reason), including the Executive’s failure to follow any lawful material directive from the Board within the reasonable scope of the Executive’s duties and the Executive’s failure to correct the same (if capable of correction, as determined by the Board), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Board believes that the Executive has not performed the Executive’s duties. For the avoidance of doubt, the Executive’s failure to satisfy any specific performance goal or metric or the Company’s failure to attain any specific level of financial performance shall not constitute a failure to perform for purposes of this clause (i);
(ii) the Executive’s conviction of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes);
(iii) the Executive’s breach of any material obligation of the Executive under any written agreement with the Company or its Affiliates or under any applicable policy of the Company or its Affiliates that have been provided to or made available to the Executive (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the Board), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Board believes that the Executive has materially breached such agreement or obligation;
(iv) any act of fraud, embezzlement, theft or misappropriation from the Company or its Affiliates by the Executive; provided that, for the avoidance of doubt, the occasional, customary and de minimis use of property of the Company or any of its Affiliates for personal purposes shall not constitute fraud, embezzlement, theft or misappropriation for purposes of this clause (iv);
(v) the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of the Executive’s fiduciary duty to the Company or its Affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its Affiliates.
(d) “Change in Control” has the meaning set forth in the Plan.
(e) “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.
(f) “Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(g) “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation for 180 consecutive days.
(h) “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i) a material diminution in the Executive’s Base Salary, other than as part of an across the board reduction applicable to the Company’s senior executives, and further excluding any voluntary reductions agreed to in writing by the Executive;

(ii) a change in the geographic location of the Principal Location by more than 25 miles from its existing location by action of the Company;
(iii) a change in the Executive’s title without the Executive’s consent or a material diminution in the Executive’s authority, responsibilities or duties, as contemplated by this Agreement, including, without limitation, (A) the Executive ceasing to report directly to the Board, (B) the Company ceasing to be a public company or ceasing to be traded on the New York Stock Exchange (or similar exchange) following a Change in Control, or (C) the failure of the Company to cause the Executive to be appointed or nominated to the Board as required by Section 2(b)(x), other than if (I) the Board has undertaken steps to make a formal determination that any of the events constituting Cause have occurred pursuant to Section 9(c) of this Agreement, (II) the Executive has issued a Notice of Termination or (III) during any period in which the Executive is subject to a Disability, and excluding for purposes of this clause (iii) any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive; or
(iv) the Company’s material breach of this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 45 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
(i) “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).
(j) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, bank, or other entity.
(k) “Plan” means the PubCo Plan, as amended from time to time.
(l) “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability), or (ii) by the Executive for Good Reason.
(m) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(n) “Separation from Service” means a “separation from service” (within the meaning of Section 409A).
11.    Indemnification; D&O Insurance.
(a) The parties hereby acknowledge that in connection with the execution of this Agreement, they have entered into an Indemnification Agreement (the “Indemnification Agreement”), attached hereto as Exhibit D, which became effective as of the date hereof.
(b) The Company shall maintain directors and officers liability insurance (“D&O Insurance”) covering the Executive during the Employment Period and for a period of six (6) years following the termination of the Executive’s employment for any reason, with coverage limits and terms no less favorable than the coverage provided to other senior executive officers of the Company. The Company shall provide the Executive with written evidence of such coverage upon request. The Company’s obligation to maintain D&O Insurance under this Section 11(b) shall survive the termination of this Agreement.
12.    Miscellaneous.
(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
with copies (which shall not constitute notice) to:
Foley & Lardner LLP
111 Huntington Avenue, Suite 26
Boston, MA 02119
Attention: Susan E. Pravda; Alexander J. Miska
Email: spravda@foley.com; amiska@foley.com
If to the Company:
Lincoln International, Inc.
110 N. Wacker Dr., Floor 51
Chicago, IL 60606
Attention: Legal Department
Email: USLegalExternal@lincolninternational.com
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d) Section 409A of the Code.
(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (A) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (B) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h) Entire Agreement. As of the Effective Date, this Agreement, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its Affiliates, or representative thereof. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.
(i) No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment or otherwise, and no amounts payable or benefits provided hereunder shall be reduced or offset due to any employment of the Executive following termination of employment with the Company.
(j) Arbitration.
(i) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.
(ii) “Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future Affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.
(iii) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Chicago, Illinois. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(iv) Each party will be responsible for its own attorneys’ fees and expenses, including travel expenses, except as otherwise provided by law, and the cost of a copy of the reporter’s transcript of the proceedings, if desired. The Executive shall pay the applicable filing fee with JAMS. The Company shall bear the arbitrator’s fee and expenses and any costs associated with the facilities for the arbitration. Postponement and cancellation fees shall be payable, at the discretion of the arbitrator, by the party causing the postponement or cancellation. The expenses of witnesses shall be paid by the party requiring the presence of such witnesses.
(v) THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
(vi) THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
(vii) This Section 12(j) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 12(j) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 12(j). To the extent applicable law imposes additional requirements to allow enforcement of this Section 12(j), this Agreement shall be interpreted to include such terms or conditions.
(k) Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations (including without limitation the covenants set forth in Section 7).
(l) Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LINCOLN INTERNATIONAL, INC.

By:
Name:
Title:

LINCOLN INTERNATIONAL LLC

By:
Name:
Title:

“EXECUTIVE”

Robert T. Brown
Attachments:
Exhibit A: Exclusivity Carve-Outs
Exhibit B: Release
Exhibit C: PIPA
Exhibit D: Indemnification Agreement
[Signature Page to Employment Agreement]

EXHIBIT A
EXCLUSIVITY CARVE-OUTS

1. [●]

EXHIBIT B
GENERAL RELEASE
1. Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Lincoln International, Inc., a Delaware corporation (“PubCo”) and Lincoln International LLC (“OpCo”) (together with PubCo, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act.
2. Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) or 4(c) of that certain Employment Agreement, dated as of [●], 2026, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and PubCo or as a holder of any securities of PubCo, (iii) with respect to Sections 2(b)(vii) or 4(a) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the undersigned acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
4. Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5. No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the ADEA.
6. No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7. OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)	the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)	the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)	the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the Company advises the undersigned to consult with an attorney prior to executing this Release;

(v)	the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(vi)	the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to the Legal Department, via electronic mail at USLegalExternal@lincolninternational.com, on or before 5:00 p.m. Eastern time on the seventh day after this Release is executed by the undersigned.
8. Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this

Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
9. Governing Law. This Release is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Illinois, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

EXHIBIT C
PIPA

EXHIBIT D
INDEMNIFICATION AGREEMENT
[Intentionally Omitted]